EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-52526, 33-52528, 33-92208, 33-92184, 333-65181, 333-94987, 333-37442, 333-70648, 333-101806, 333-114090, 333-123688 and 333-142878 on Form S-8, and 333-145572 on Form S-3 of our reports, relating to the financial statements of Starbucks Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of two new accounting standards) and the effectiveness of Starbucks Corporation’s internal control over financial reporting dated November 29, 2007, appearing in this Annual Report on Form 10-K of Starbucks Corporation for the year ended September 30, 2007.
/s/ DELOITTE & TOUCHE LLP
Seattle, Washington
November 29, 2007